UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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Sunworks, Inc.

(Name of Registrant as Specified in Its Charter)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 26, 2020

This proxy statement supplement (this “Supplement”), dated August 19, 2020, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Sunworks, Inc. (“Sunworks”, the “Company”, “we”, “our”, or “us”), dated July 8, 2020 and furnished to stockholders in connection with the annual meeting of stockholders of the Company to be held on Wednesday, August 26, 2020 at 9:00 a.m. (local time) at Sunworks, Inc., 1030 Winding Creek Road, Suite 100, Roseville, CA 95678 (the “Annual Meeting”). This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to stockholders on or about August 19, 2020. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered before making a voting decision.

This Supplement should be read in conjunction with the Proxy Statement, as well as with any additional soliciting material we have filed or may file with the SEC, which we encourage you to read carefully and in its entirety before making a voting decision.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Resignation of CEO and Appointment of Interim CEO

On August 10, 2020, the Company announced that Charles Cargile, Chairman of the Company’s Board of Directors (the “Board”) and Chief Executive Officer, will resign his position of Chief Executive Officer of the Company, effective August 21, 2020. He will remain as Chairman of the Board and will be standing for re-election to the Board at the Annual Meeting, to serve until the 2021 annual meeting of stockholders and until his successor is duly elected and qualified.

The Company also announced that Steven Chan, age 52, has been appointed by the Board as the Company’s interim Chief Executive Officer, effective August 10, 2020 pursuant to an agreement with ETONIEN, an executive search firm. The Company will pay a fee to ETONIEN of $20,000 per week.

Prior to joining the Company, Mr. Chan served as Chief Executive Officer of Sungrow USA Corporation, a company that specializes in the development and sale of solar power and energy storage inverters, from 2016 to 2018. From 2014 to 2015, Mr. Chan served as President and Chief Executive Officer and director of Andalay Solar Energy, Inc. (“Andalay”), a designer of solar rooftop mounting hardware. Prior to joining Andalay, Mr. Chan served as the Vice President of NRG Energy, Inc. (NYSE: NRG) (“NRG Energy”), an independent power producer, from May 2012 to November 2013 serving as President of its NRG Home Solar business, which focuses on residential solar financing and installation. Prior to that, Mr. Chan served as Executive Vice President, Strategy and System Sales at GCL Solar Energy, Inc. (“GCL”) from September 2011 to May 2012 where he helped to build out a system solutions business unit and served as a board member at Sunora Energy Solutions, a joint venture formed by NRG Energy and GCL-Poly Energy Holdings Limited (Hong Kong: 3800), to focus on utility and commercial solar installations. From 2006 to 2011 he held various positions at Suntech Power Holdings Co., Ltd. (“Suntech”), a producer of solar modules, which included serving as the President of Suntech America, Inc. and as Suntech’s President of Global Sales and Marketing, Chief Strategy Officer and VP Business Development. Mr. Chan is a graduate of the University of California at Berkeley and received a JD degree from the Boston College Law School.

There are no transactions between the Company and Mr. Chan that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Chan with any director or executive officer of the Company.

Correction to Age of Judith Hall

The following table, which includes a correction to the age of Judith Hall, replaces the table provided in the Proxy Statement under the heading “Board Nominees.”

BOARD NOMINEES

Name	Age
Charles Cargile	55
Daniel Gross	50
Rhone Resch	53
Judith Hall	57
Stanley Speer	59

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL THE NOMINEES NAMED IN THE PROXY STATEMENT.

Other than as specified above, no items presented in the Proxy Statement are affected by this Supplement, and you should carefully review the Proxy Statement, as well as any additional soliciting material we have filed or may file with the SEC, before making a voting decision.

By order of the Board of Directors,

Charles F. Cargile

Chairman

August 19, 2020